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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 5 to the Registration Statement (Form S-4 No. 333-21217) and related Prospectus of SLM Holding Corporation for the registration of 54,600,000 shares of its common stock and to the use of our report dated February 3, 1997, with respect to the balance sheet as of February 3, 1997 of SLM Holding Corporation and our report dated January 13, 1997 (except as to the third and fourth paragraphs of Note 2, as to which the date is April 7, 1997), with respect to the consolidated financial statements of the Student Loan Marketing Association for the year ended December 31, 1996 included in the Prospectus and Registration Statement filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

Washington, D.C.
July 10, 1997